Exhibit 99.1

FTI CONSULTING, #11023170

Preliminary 2004 Results

February 1, 2005, 11:00 a.m. ET

Financial Relations Board

Moderator: Lisa Fortuna

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting Preliminary 2004 Results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Tuesday, February 1, 2005.

I would now like to turn the conference over to Ms. Lisa Fortuna with Financial Relations Board. Please go ahead, ma’am.

L. Fortuna	Good morning and thank you for joining us to discuss today’s press release which was issued earlier this morning.

Before we begin, I want to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year end adjustments.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I’ll now turn the call over to Jack Dunn, President and CEO of FTI. Please go ahead, sir.

J. Dunn	Thank you very much and good morning, everyone. When I spoke to you about this same time last year I told you that the year ahead would be a challenging and ambitious one. The challenges included

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replacing the revenues of the professionals who had departed, bolstering our corporate finance restructuring practice in a very uncertain market, diversifying our company from its 80% reliance on that market and integrating the major acquisitions we had made in the fourth quarter of 2003.

During the year thanks in large part to those acquisitions, revenues did increase by 9%. Corporate finance restructuring did a good job of moving much of its market from the proliferation of shared national credit transactions so prevalent over the last several years to a healthy number of middle market debtor assignments at the same time maintaining the position as the clear leader in the restructuring market by a wide margin when you look at the deal magazine bankruptcy lead tables.

In addition, it added practices, further diversifying within the practice with investments in transaction support, interim management, investment banking and creditors’ rights.

On a company-wide basis corporate finance restructuring as a segment now represents about 38% of our activities compared to last year with forensic and litigation consulting constituting about 42% and economic consulting about 20%. Our forensic and litigation practice we believe has developed a unique go-to-market strategy as we have consolidated the acquisition of the former KPMG practice and Ten Eyck Associates with our historical practice and our technology practice which in the long run I believe has every prospect to be a real crown jewel of our company. Economic consulting, particularly the Lexicon brand, continues to have good market power.

The integrations came not without a cost, however. As groups came together and some career hopes were realized and others were frustrated, our headcount of billable people dropped to slightly above 700 during the year. We have now rebounded to approximately 745 professionals and are actively hiring.

On the financial side, our cash at year end was $25.2 million. This after retiring $20 million of debt this year, absorbing the working capital requirements of the KPMG acquisition and buying back $10.8 million of our stock. In addition, as noted in the press release, in January we received another $5.5 million from the prepayment of a note that was due to us in the sale of our SEA subsidiary last year.

While last year was a year of challenge and ambition, this one I believe is a year of opportunity. For corporate finance, based on a

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wealth of publicly available information, there are good indications that the restructuring market will improve toward the end of 2005. There was $1.3 trillion in institutional corporate lending last year; $480 billion, 60% more than in 2003, was highly leveraged. In corporate bonds, 16% of all debt issued in 2004, more than $10 billion, was C-AA rated or lower. At these levels, you can see that speculative debt, especially in the bond market now constitutes almost 20% of the outstanding speculative debt is rated C-AA or lower.

As an example of what happens to such debt, of the debt issued in 2002 that was C-AA or lower, 43% to date has defaulted and of the class issued in 2003, 21% have had issues.

On other fronts, Sarbanes-Oxley still rages. Restatements are up by 23% over last year, securities litigation is up by 17% and regulatory activism seems to be at record levels. Recent Enron and WorldCom settlements have also affected the arena. Corporate America is now undergoing 404 audits of its internal controls and this can only add to the increase in the restatement activity we believe.

The scope of allowable services by independent accountants is continually being examined and on the economic side we seem to be off to a record year in M&A not only in numbers of transactions, but again very sizeable transactions. In short at this point our products feel right, our markets feel like they’re improving and our balance sheet is strong.

Recently we were asked when is it time to stop making investments. Our answer is that it’s not time to stop making them, but it’s time to start making them pay and we believe that a lot of conditions are aligned for us to make that happen in 2005.

With that, I’d like to turn it over to Ted to talk a little bit about the recent press release. Ted.

T. Pincus	Good morning. I would of course like to caution everybody that this press release contained preliminary and unaudited numbers and while we don’t expect them to materially differ from final audited numbers, I do want to bring out that caution.

We literally closed our books last evening including the final with our tax rate. And our final tax rate for the year, and this is almost an exact number unlike the estimates that one goes through during the year, will be 42.1% for calendar 2004. And again that primarily differs based on where we do our work as contrasted to where our

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offices are located. Accordingly, these results of 27 cents for the quarter before the one time adjustments and $1.10 before the one time adjustments have been further impacted by a 1 cent per share change in our tax rate.

The numbers we have given here are approximates for our segments. While it is a total of revenues of approximately $427 million for the company, the $39 million for corporate finance, $45 million for forensic and economic of $21 million are approximations and could be slightly different when you see the final actual numbers on or about February 16th.

I do want to go through some of these one time adjustments, some of which were anticipated but in slightly different amounts. For example, throughout the year we had indicated that we were going to be moving our New York office and take a one time charge of what we estimated to be 4 cents per share. In addition, we also closed right across the Hudson River in New Jersey our major office in Saddlebrook, New Jersey and have moved all of our operating people from Saddlebrook into our New York office. We maintain a very small corporate back office facility in Saddlebrook. That, coupled with coming out with the closer estimation of the numbers in New York, resulted in that one time charge being 6 cents per share.

With respect to the change in amortization of intangibles, this happens effectively to every company that makes acquisitions. You give your best estimate of how much of the purchase price will be allocated to amortizable intangibles. These are intangibles such as opening backlog, customer relations, value of trademarks, value of copyrights and other types of intangibles other than goodwill. After that you turn it over to, as we have done typically, an independent valuation firm and you are permitted under accounting principles one year to have that finalized. The final result of that were some changes as compared to our original estimate that resulted in an adjustment of about $1.5 million of additional amortization expense for calendar 2004. In effect this also will somewhat change the amortization expense that would have been expenses for the future as well. These are noncash charges.

Then lastly, an offer we could not refuse. When we sold our SEA subsidiary in August 2003 the state of the banking market was such that we took back a $6 million note which was due over 7 years culminating in 2010. Because of the strengthening of that subsidiary and the changes in the banking market, they were able to obtain bank financing and we negotiated an early repayment by them in an amount of $5,525,000 in full settlement of that $6 million note that would have been due five and a half years from now.

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In addition, we cleaned up a lot of legal issues that we were involved with during the year. It included such legal issues as our settlements with PWC, our settlements with Capstone, both of which we are not permitted to disclose the gross amounts of but they are included in these financial statements net of legal cost. In addition to which we had some other legal issues, as do most companies, and we have cleaned up all of them, some on the negative side, the grand total of which affected our operations and these are in fact operating issues, affected us by approximately 2 cents per share as a benefit.

Again as I said, our total revenues for the year will be approximately $427 million and earnings per share before these one time charges of approximately $1.10.

Our total headcount at December 31st was 1,035 and growing as we speak. Our billable headcount was 745 and as Jack indicated, that’s up not as much as perhaps anyone had hoped it would be, but up nicely from our low point during the year of somewhat in excess of 700.

While utilization was off somewhat in the fourth quarter, and we’ll go into that in just a little while, 74.1% does not represent a... it represents perhaps the bottom end of a range that could reasonably be expected for the business that we are in.

Our average rate stayed quite strong at 360, actually exceeded expectations, and we did not experience significant rate pressures and are not experiencing significant rate pressures.

Jack mentioned our cash position which was quite strong at year end, $25.2 million. During the year not only did we pay down $20 million of term loans, but as Jack also mentioned, we paid down the revolver that we incurred which at its maximum was over $20 million, primarily to support the working capital needs of our acquisitions and the return of some advanced monies from clients related to the group that departed.

At that point let me turn it back over to Jack.

J. Dunn	Okay, at this point here we have Dennis Shaughnessy, who’s the Chairman of the Board of our company and Dom DiNapoli who is our Chief Operating Officer, and I’d like to open it up for questions.

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Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Josh Rosen with Credit Suisse First Boston. Please go ahead with your question, sir.

J. Rosen	Thanks. Good morning, guys. Just wanted to follow up a little bit on the press release and in your commentary, Jack, you described the ramp up process in terms of investing in new professionals and wanted to hear a little bit more about the plans along those lines and then also the fact that you continue to actively hire and where in particular your attention’s focused on that front.

J. Dunn	I’m going to ask Dom to address that. Dom.

D. DiNapoli	Good morning, Josh. Our product that we provide is the talent of our people so we’re always looking for the top notch professionals in the respective practice areas. In particular, we look for people with book of business so that lessens the start up because they’re actually bringing clients or relationships over that they can capitalize with the various talents that we have already at FTI.

Areas that we are looking aggressively in are really across all three practice areas. M&A in the corporate finance practice is an area where we’re searching for more talent. The crisis management side, we’re constantly talking to people to bring them in. The forensic side, electronic evidence is an area that’s doing extremely well so across all the product lines we’re looking for talent and whether it be individuals, group grabs, which is a bunch of people from a place where they’re no longer happy or actually going out and buying small firms as we’ve done in the past to add in those areas.

As far as the start up time, probably it depends on the time of the year. If you bring on a lot of people in the third quarter, the fourth quarter historically doesn’t have as much of an activity to it and therefore it takes a little bit longer if you’re counting the months to get them to hit the ground running. Bringing people on board this time of the year it’s probably 3 to 6 months and they’re in full stride. To the extent they’re marquee players within their respective practices, it could be even quicker. We’ve brought on people that have landed in the office and they’ve landed cases within days and weeks rather than months.

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One of the other areas of expansion that we’re looking at is the whole technology area, specifically in the forensic and litigation practice. That’s a tremendous opportunity for us and we continue to explore ways to build the practice that we have in-house now.

J. Rosen	Thanks, Dom. Along those lines, can you characterize the hiring environment today versus 6 months ago and then going back farther in terms of both the potential that still might be coming out of the Big 4 that might have slowed down at this point, and then just in general in terms of the competitive landscape from an hiring standpoint?

D. DiNapoli	I don’t think that we’re faced with any more significant challenges on the hiring front. As a matter of fact, I think it may even be a little bit better out there now than it was 6 or 9 months ago. The accounting firms are getting out a lot of our businesses for regulatory reasons and other reasons that we’ve mentioned over and over again and I think most of the talent that we were looking for in those firms have left already. Oftentimes they jump and they may have landed somewhere they didn’t particularly like after spending some time there so we are seeing opportunities to pick off people that may have jumped too soon. Now that they see the kind of practices that we’ve built, as Jack, Dennis and Ted have always said, we try to dominate the marketplace so we provide the opportunities that now they’re talking to us. We’re actively speaking to people, as I said, in all of those practice areas to bring them on board from all areas.

I don’t believe that it’s any tougher now than it was 6 or 9 months ago. As a matter of fact it feels like there are more people to talk to so I think it may even have eased up a little bit as far as our ability to get people.

J. Dunn	Josh, if I can add, in the past one of our sources has been our competitors and people in our field listen to these calls. If you’re out there, if you’re economic consulting and you’re a testifier we’d love to have you. Also in terms of the technology, I really can’t overemphasize how fast growing that is and how that’s just cutting across all our practices whether it’s the database, whether it’s the information management area.

Then the final area is we had told you we thought as M&A activity picked up that we’d be strong in the transaction support area and while it’s just a small ripple in the pond right now, that’s doing very, very well so those would be areas of specific interest where we’re looking to sign somebody up today.

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J. Rosen	Alright. Thanks for all the color, guys.

Operator	Our next question comes from John Reilly with CJS Securities. Please go ahead with your question.

J. Reilly	Good afternoon.

Management	Good afternoon.

J. Reilly	First question I have is you spoke about an expected ramp up time related to the hiring of some professionals in 2005, but 19 professionals seems somewhat insignificant in the overall number of people in your company. Could you describe a little bit, just clarify a little bit more about that?

D. DiNapoli	Well the 19 professionals we’re talking about there are senior managing directors that are responsible for really generating and being the thought leaders of the practice. To the extent we’ve got 19 professionals that are really top notch providers of new opportunities for us, those are the real people that we’re talking about and it’s really at the senior level.

You’re right, 19 isn’t a lot given the total number of professionals that we have, but as far as senior professionals on the MD, which is managing director, and SMD levels, and those are the professionals that we really count on to sell the work.

J. Dunn	Especially if you think about the multiplier effect, if they can either bring on younger folks that they keep busy or they can raise utilization by a couple of points by using up time that we have, all of the sudden you do get something that can really move the dial.

J. Reilly	Okay, so even with a sequentially flat quarter in the seasonally strong quarter, that utilization do you think will be at the same level from where it is in Q4?

T. Pincus	Let me take that one. What we have said in here is that we really expect our results to be similar for the first quarter which is a little unusual for us in that we very rarely give quarterly guidance, but we thought it was important this time. What we mean there is really the EPS impact. We are continuing to invest and so you will see utilizations that will be held back by the ramp up of the senior people and the cost of the senior people added. Within a reasonable range, the utilizations might be a little higher than that, perhaps not, but we expect the bottom line to be approximately there generally.

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J. Reilly	Okay. Without getting too much details into the quarters for 2005, do you think that will have a lingering effect in the second quarter or do you think that we’ll be substantially through that ramp up after the first quarter?

D. DiNapoli	I think the momentum certainly should be seen in the second to third quarters.

J. Reilly	Okay. One last question then. Specifically within the forensic and litigation group it appears that since you made the acquisition of the KPMG group earlier in this year, I’m sorry, earlier in 2004, it has not lived up to expectations. Could you give us a little bit more color on what is going on within that group and if there are any steps you’ve taken to improve?

J. Dunn	I think part of that is just flat out integration costs. While we haven’t broken it out as a number, as I said when I mentioned the fact that when we brought our two companies together, there were people who were the legacy FTI people who maybe saw one career path that was frustrated by that and so we lost some people there.

I think it’s a combination of what it’s cost us to perfect the integration and it’s a combination of it’s a fairly major change for those folks to have left KPMG and to come over and operate as a company that didn’t have the brand impact to begin with that a KPMG had, so it’s those two things.

I have every belief in those people. I’ve known them at both KPMG and other iterations in their careers and I’m firmly betting on them to deliver, but it has taken longer than we thought, more time than we thought.

J. Reilly	Thank you.

Operator	Our next question comes from David Gold with Sidoti & Company. Please go ahead with your question, sir.

D. Gold	Hi, good morning. Can you fill us in a little bit on let’s say your comfort level with I guess the issue in the fourth quarter in economic and a little bit in the forensics business being a seasonal issue; i.e., what’s happened basically since January started? Have we seen the pick up there that one might expect?

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D. DiNapoli	The fourth quarter surprised us a little bit. One of the issues that we had in the fourth quarter was some of the mega cases slowed down a little bit and with the holiday season as large as it is and it seems to get larger every year, not having the mega cases in-house didn’t provide a lot of additional work to do while the courts were closed and our other clients were taking time off.

It just surprised us that the fourth quarter holiday schedule was as long as it was this year. We have seen a rebound in the first quarter, but it’s never as great as we’d like to see it but I’m comfortable that the first quarter based on early indications will be on track to what we project it to be.

We didn’t expect any large turnarounds in the first quarter. That’s largely because the fourth quarter didn’t meet our expectations and we didn’t want to over-promise for the first quarter.

D. Gold	Okay. Clearly the disconnect, say, between higher revenue and similar operating results in the first quarter would be a function of some of the new hiring then?

D. DiNapoli	Yes, a lot of the amortization of the costs to bring people on board will have a negative impact.

D. Gold	I know you hit on it a little bit, but, Jack, one of the comments you made was along the lines of it’s not time let’s say to stop making new hires, but it’s time to start making new hires pay. If we think about this on a 3 to 6 month timeframe we certainly are I don’t know, say 6 months down the pike from some of the new hiring to date. Is this something we might look for some results or upside second, third quarter this year? Is that kind of the thinking?

J. Dunn	They’d better. We look at these things. You do everything from on one end of the spectrum in the U.K. you have the gardening leave where people just go take a sabbatical while their non-compete goes off to here where we try to do a pretty thorough scrub of what kind of business a person can expect to ramp over a period of time.

I think success stories this year looking back would be our transaction support people and our investment bankers started to gain some traction so we would expect to see some more of their success fees in the early part of the year and then the creditors’ right folks who joined us from one of the accounting firms really hit the ground running. After we worked out their non-competes with their former employer, they’ve been a steady contributor. I think give us 3 to 6 months and that’s a fair incubation period for that, absolutely.

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D. Gold	Very good. Thank you.

Operator	Our next question comes from Charles Ruff with Insight Investments. Please go ahead with your question.

C. Ruff	Hi. You talked about Sarbanes-Oxley as one of the reasons for business ramping in the second half. Sarbanes-Oxley obvious has been out there for a while. I’m unclear as to why that’s going to be a driver in the second half of ‘05.

J. Dunn	Yes, if I said that I misspoke. I believe that the debt statistics that I talked about will be a driver towards the end of the year for some improvement in the restructuring market. What I said is Sarbanes-Oxley is raging now and we’re working on a myriad of cases that involve Sarbanes-Oxley as a euphemism for corporate governance, from the activities of the New York Attorney General to the say proliferation of securities cases, etc. That’s not a second half.

To put it succinctly I believe we have the right product to address that. I believe the market is strong. Our job in the next 6 months is chopping wood and carrying water and making sure our people are doing those jobs. There’s plenty of work out there for them. That should be right now.

C. Ruff	Okay. Since the September ‘04 quarter, there’ve been a lot of earnings disappointments. I assume it’s because of the short term nature of a lot of the projects that you do. I’m wondering if there’s any reason to believe the business would be more predictable going forward.

T. Pincus	It is true that our business, as the size of the engagements have gotten smaller and the number has increased, it is true that our business has become somewhat less predictable. It was never especially predictable on a short term basis in the first place, but we’ve always tried to do our best. But it is true that it is getting less and less predictable on a short term basis.

C. Ruff	Okay. Did I hear correctly that you’ve paid down all short term debt, there is no short term debt?

T. Pincus	There is no short term debt outstanding and in addition to that, we paid down $20 million of the long term debt.

C. Ruff	Okay, thanks.

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Operator	Our next question comes from Rick D’Auteuil with Columbia Management. Please go ahead with your question, sir.

R. D’Auteuil	My question is more of a statement. I see in the paragraph where you speak about the external drivers there seems to be an awful lot of big picture good as it relates to the businesses you’re in. Notwithstanding the near term dilution for a handful of hires and maybe a handful more on a relative basis, I’m having a hard time understanding why we’re still in the pedaling backwards mode here both in what you’re preliminarily reporting today and your guidance is not exactly what we were expecting and I don’t think it’s what the Street was expecting.

What scenario do we win here? When business is good you hire people and that’s dilutive and when business is bad that’s bad because you don’t have enough people out there working. Where do shareholders win? When can numbers stop backpedaling?

D. DiNapoli	I can give you a perspective that I’ve had over the last 20 years of working in this business. When the economy is flat that’s the most challenging time for a firm like ours and 2004 really was directionless, if that’s the right word. We’re hopeful, as Jack indicated, in 2005 we’ll see a pick up in the restructuring market. We see the early indications of a much more lucrative M&A market that’ll help our transaction advisory and our economic consulting practice in 2005.

But if you take a look back at 2004, the economy really wasn’t going one way or the other and that economy, that situation provides the least number of opportunities in total. Our job was to take market share and win as many as we could from a much smaller basket of opportunities.

The short answer is when the economy is going one way or the other we’re positioned because of our diversification to win. When the economy is flat it’s more challenging for us because there are fewer opportunities.

R. D’Auteuil	Okay, just to follow up on your 2005 comments, it sounds like you’re suggesting that you’ll be a beneficiary of your end markets or your individual business lines improving for the most part and yet that still amounted to guidance that is below where the Street was. Why are you saying 2005’s directionless and these are just the external drivers are more words than a comment on your end markets?

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D. DiNapoli	When you look at the actual results for 2004 versus the projected improvements in 2005, certainly we are building in a return of M&A and/or corporate finance picking up on the restructuring side. We don’t believe based on what we hear, read and are starting to see that 2005 is going to be as flat of a year with respect to the economy as 2004 was. But it takes some time for the cases to be identified, for us to really ramp up the team to get the work started and therefore it’s really difficult to predict exactly when we’ll get the benefits of the greater case load.

R. D’Auteuil	Well, we’re disappointed in watching numbers go back and when management was through our office it was suggested that I think you guys thought you were undervalued and you’ll continue to be undervalued if you keep delivering these kind of results. That’s all I have.

Operator	Our next question comes from Tobey Sommer with Suntrust Robinson Humphrey. Please go ahead with your question.

T. Sommer	Good morning. I came in late to the call, so I apologize if you’ve already touched on this, but I thought I heard you mention that utilization rates were perhaps towards the low end of an expected range for the quarter. I was curious once you kind of get things chugging along here, kind of stepping back and thinking where things could be in several quarters, what kind of utilization rate should we thinking about in terms of what those drivers will be several quarters out? Thank you.

T. Pincus	When utilization is good it’s between 75% and 80% for our business taken as a whole. When you start going above 80% in total, we are clearly really doing extremely well and when you drop below 75% it’s clear that you need improvement. Between 75% and 80% taken as a whole for our practices as they’re presently constituted is a reasonably expected range.

T. Sommer	Are there internal drivers that you think you can implement in order to keep yourself at the higher end of that 75% to 80% range over the next year or so?

D. DiNapoli	We manage our hiring to our ability to employ the resources so that’s the one single way that internally we can deal with the utilization. We have aspirations to grow the practices as I said earlier, to add to the headcount in each of the practices, but we’re not going to do that other than on a very strategic means and that’s taking a hard look at the utilization. We look at utilization from week to week, month to month. We look for aberrations and we plan accordingly in our hiring.

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T. Sommer	Is it fair to say that perhaps during the growth phase as you’re expanding and adding to the units, that maybe you’d be on the lower end of that 75% to 80% and as they mature and you slow down your hiring, perhaps drift a little higher?

D. DiNapoli	That’s fair. Unless we have a real opportunity to grab some real talent that may take us a little bit longer to deploy it, but if we see over the mid-term that it’s the right decision for the company, then we would take that action although that’s not necessarily our plan. Our plan is to add people as we can employ them and as we see the market demand picking up.

J. Dunn	One of the other drivers of anywhere in that range is the average size, the average length of your engagements which are somewhat unpredictable. The longer the length of engagements, the less downtime there tends to be between engagements and therefore the higher the utilization.

T. Sommer	Exactly. Thank you very much.

Operator	Our next question comes from Patrick Jamgocian with Neuberger Berman. Please go ahead with your question, sir.

P. Jamgocian	Good morning. Can you just talk more about the seasonal slowdown in economic? You talked about the holiday issues and restructuring, but there’s a sentence in the press release also referring to the slowdown in economic consulting.

D. DiNapoli	In the fourth quarter we had one major case settled and one other major case, and these are very, very large cases, slow down a little bit from the November/December area. I’m happy to say that the practice has picked up again in January, but it was just something we didn’t see. It was beyond our control during the holiday periods where those cases as I said, one settled and one just slowed down and it slowed down our momentum a bit.

P. Jamgocian	Those are both in the economic consulting area?

D. DiNapoli	Yeah, they were two very large ones in the economic consulting area.

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P. Jamgocian	Is that issue in economic and the court holiday issue in restructuring the entire difference between what you reported in the old guidance of 32 to 36 cents or were there other issues as well?

T. Pincus	What happens at the end of the year without going into too much detail is we really fell short in revenues only really $3 to 4 million. It sounds like a lot or a little, depending on what your perspective is. But when you get toward the end of a year in which we’ve had so much transition from one paradigm of business to another, there was very little you could do when it came this late in the year in terms of cost and so $4 million for example very easily could have translated into 5 cents per share at that late in the year whereas it normally wouldn’t earlier in the year when you can take various actions about that. Then of course the tax change did affect us by yet another penny.

So, yes, it is quite true that we could have been very easily 6 cents or so more than that for what appears to be a reasonably small change in revenues, but at the very end of the year.

P. Jamgocian	Okay, I see. So you were going into the quarter budgeting for that $4 million being there and it surprised you at the end so you had no chance to cut back on expenses.

T. Pincus	That pretty much sums up what I said, yes.

P. Jamgocian	Okay. Do you, Ted, by any chance do have the average bill rates for the first quarter through the fourth quarter of last year?

T. Pincus	I don’t have them with me, but they have tended to trend up and so we ended the year at approximately $360. There may be a few pennies difference in that and the year began if I’m not mistaken somewhere below 350, so there’s been a ramp.

You must also remember that two things affect that. One is the mix of the personnel in our business between the senior professionals and the less senior and also price changes. We did not have any really dramatic price increases during 2004 so much of the increase in the hourly rate came through from the mix. That is to say that senior people had somewhat greater utilization compared to the less senior people from our expectations.

P. Jamgocian	Okay. At what point during ‘05 do you take your price increases?

D. DiNapoli	January 1 is where most of the price increases are put in place.

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P. Jamgocian	Okay. Do those go into effect on all contracts. Is it existing contracts as well or only new contracts do you start at the higher bill rates?

T. Pincus	No, it takes a period of time to ramp that through.

P. Jamgocian	Only on new contracts?

T. Pincus	I wouldn’t say only.

J. Dunn	It’s by the provision in the contract so it would be individual with different clients.

P. Jamgocian	The existing contracts have the bill rate increase already locked into them. Your new bill rates really go into effect on new contracts?

J. Dunn	Well not exactly, it’s one by one by one. Let’s just say it’s not on all existing engagements, but it is on some.

P. Jamgocian	Just last question on the predictability of the business. Are there other issues other than just shorter contracts and more contracts in a flat economy going on here? You seem to be continually surprised at projecting earnings and revenues for what should be a fairly predictable business.

J. Dunn	No, I don’t think there’s anything else going on.

P. Jamgocian	Last question. At the investor day you held a few months ago you talked about the economic and forensic areas, that they should be noncyclical, that they should have a long term growth trend, I believe you said in the high single digits to low double digits, pretty consistently and that restructuring would have that similar growth rate just with much higher volatility.

Hearing that the flat economy was an issue for the two areas that were described as noncyclical is a bit of a change from my understanding as to how those businesses should respond to the economy.

T. Dunn	My recollection, and I could be wrong, is that we have always addressed economic consulting as cyclical and doing better when the economy is good because of its reliance on, especially in our case, merger and acquisition activity, etc., so we’ve always I think prefaced what we said about that as being good on the upside and we think that whether the economy’s flat, M&A activity seems to be increasing so that bodes for that to have a good year this year.

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In terms of the forensic and litigation consulting, less than economic, but it is slightly better in our experience over several years and it may seem counterintuitive, but it seems to be better as the economy improves. But we would not say that the forensic and litigation consulting wouldn’t do well in this kind of economy because of the regulatory and corporate governance climate. It’s really the restructuring where you’re either helping companies that are failing because of internal or external things or you’re helping them recover because there’s a good investing climate out there so that they want to restructure and that is more sensitive to having some kind of change in the economy.

P. Jamgocian	Okay and restructuring you still see flatlining, you don’t see it declining any further do you?

T. Pincus	No, realistically this is now the fifth quarter of revenues of approximately $40 million.

P. Jamgocian	Okay, this would be a good time to accelerate the share repurchase. Thank you.

Management	Thank you.

Operator	Our next question comes from Bill Sutherland with Boenning and Scattergood. Please go ahead with your question.

B. Sutherland	Thank you. The numbers are kind of hard to discern for the year just ended because of the acquisition impact. Ted, can you give us some insight on a pro forma basis on the growth in both forensic, litigation and economic consulting?

T. Pincus	Bill, if you actually go back and in order to answer that question, when we gave guidance as to the revenues per segment throughout the year and those were really midpoints of ranges as you might appreciate since we gave an overall range for the company. Our forensic and litigation consulting actually achieved about $179 million of revenue which is pretty close to the $180. We had hoped it would do more. Very honestly, we thought it would go closer to the upper end of its range, but it did achieve approximately 10% growth compared to pro forma result as much as you could figure that out for 2003. Economic did not achieve that. Its growth was in single digits, mid single digits.

B. Sutherland	The seasonality in economic is not unlike forensic and litigation?

T. Pincus	Turned out not to be unlike it, yes.

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B. Sutherland	Because of the courts. Now the business that tailed off in the litigation area because of cases slowing, are you talking about the old trial support or are you talking about the real ....

T. Pincus	No, the business taken as a whole which includes forensic investigations, trial support, trial technology. I’m talking about the business taken as a whole. Obviously within that, as Jack mentioned, the use of technology to support our forensic and litigation business is growing and growing quite nicely.

B. Sutherland	No, Ted, excuse me, I was actually just referencing the shortfall in December from the greater holiday impact you referenced.

T. Pincus	In FLC?

B. Sutherland	Yeah.

T. Pincus	No, it was primarily in the forensic portion of the business. I’m sorry.

B. Sutherland	Oh, it was?

T. Pincus	Yeah, a little bit in the trial as well, but it was ... it was just a little bit more in forensic than in the trial part.

B. Sutherland	I was a little confused. I think it was Dennis making comments about the economy. Maybe there’s ... there was obviously not a standstill economy last year if you look at numbers like GDP and whatnot. Dennis, what were you referencing when you were making that comment about directionless.

D. Shaughnessy	That was Dom DiNapoli.

B. Sutherland	Oh, Dom, I’m sorry.

D. DiNapoli	There wasn’t a huge number of bankruptcy filings in ‘04 compared to prior years. There wasn’t a huge amount of M&A activity in ‘04 relative to the prior years where particularly the corporate finance practices have really been cooking, so that’s what I was referencing.

T. Pincus	There wasn’t any change in interest rates.

B. Sutherland	Okay, that takes care of it. Thank you.

Operator	Thank you. Our next question comes from Andrew Cole with Brunswick Capital. Please go ahead with your question, sir.

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A. Cole	Could you please talk a little bit about why you chose not to complete the share repurchase last year and instead paid back debt and why at this point with the current valuations you’d consider acquisitions and not only accelerating the share repurchase, but increasing the share repurchase and what your plans are for the $50 million or so that you expect to generate this year?

T. Pincus	I’ll start with that. We have three uses for our cash and we balance those uses, we try to do it pretty carefully. One is to pay down our debt and of course we paid down all of our short term debt and we made the required payments on our long term debt, that’s clearly unavoidable.

Two is to continue to bank funds in anticipation of acquisitions. As we’ve said, acquisitions remain a part of our overall business strategy so it is prudent to use part of the cash that we generate for that.

In addition, we did buy back nearly $11 million worth of stock and to a certain extent stock prices in our stock started accelerating toward the back half of the year and we watched it very carefully for opportunities.

A. Cole	What are your plans for the cash that you’re going to generate this year? Talk a little bit about the return analysis on share repurchases at these levels versus making an outside acquisition.

T. Pincus	Well I think you have to appreciate that if you use all your money, and we understand that different investors have different perspectives on this clearly. If you use all your money for share repurchases, you basically have cut off one portion of your growth strategy, meaning you will not have that cash available for acquisitions.

In our business, acquisitions tend to be primarily for cash and so what you basically would conclude is that you would have to borrow further in order to make the acquisitions that continue to be part of our strategy and then you would simply be using the cash to start paying down that debt.

A. Cole	What kind of return analysis do you use when you look at acquisitions versus repurchasing stock at 15 [inaudible]?

D. DiNapoli	The analysis we’ve always used to look at acquisitions is obviously a function of, needless to say, the fit of the business and its strategy inside our strategy. But in terms of a return on investment, we expect a return on investment in excess of 20% pretax.

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A. Cole	Have you achieved that with previous acquisitions?

D. DiNapoli	Yes.

A. Cole	How do we see that as a shareholder?

T. Pincus	I’m not quite sure how to answer your question because you actually have seen that as a shareholder. I can go back to some of the acquisitions that we made since the year 2000 and while it’s very difficult to separate out, in fact nearly impossible to separate out the results of particular acquisitions because our strategy has always been to integrate them into our existing businesses. I think it’s clear that we have had at least a 20% return on investment to our shareholders from those acquisitions.

Even at our present results, while we’re not if you look at our market cap in the year 2000, for example, compared to our market cap today you would see an enormous difference. I don’t recall what it was in 2000, but it was probably closer to the low hundreds of millions of dollars even if it was that high and as we sit here today our market cap, and I obviously haven’t checked our stock price during this call, but it probably still approximates somewhere north of $700 million so that’s one way in which you clearly have seen it.

A. Cole	Okay, thanks.

Operator	Our next question comes from Vincent Walden with Thornburg Investment Management. Please go ahead with your question.

V. Walden	Hi, guys. Good morning. Could you offer a few more updates? One, how’s the European restructuring business doing including this year from what you can see? Two, an update on the buybacks for 2005 say as of today? Three, an update on billable headcount as of today? Thank you.

T. Pincus	I can take the last two if you’d like. As I mentioned earlier, we’re looking for opportunities on the buyback. I think enough said on that.

In terms of the headcount today we intend to grow our headcount significantly in 2005 and that process has been continuous. Sometimes your turnover rate can for periods of time exceed your hiring rate. But for example in the fourth quarter, the entire fourth quarter our turnover rate was down closer to 12% which is where it is at this moment. Of course that can always change, but at the present time our hiring program is exceeding our turnover rate and we expect that to continue.

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D. DiNapoli	As far as the European corporate recovery practice, we’ve got a beachhead in London and what we’re looking at is not only a corporate finance type practice, but we want to look at ways to expand into both the forensic and the economic consulting. So that is certainly at the top of the list of areas that we want to expand and continue to explore how we can balance out some of the country risks that we have being predominantly in the United States and spread out and be a much more full service firm that has offices around the world. We are definitely looking to expand and Europe would be the obvious place to start to launch the other practices on top of what we’ve already begun in Europe on the corporate finance side.

V. Walden	Does your 2005 budget already contemplate such European expansion?

D. DiNapoli	Right now a very small amount of expansion is contemplated in 2005.

V. Walden	Great. Thank you very much.

Operator	Our next question comes from Andrew Jones with North Star Partners. Please go ahead with your question.

A. Jones	Hi. Most of my questions were answered but I was curious if you could talk to us about what role the ability to hit earnings guidance has in management compensation.

T. Pincus	Significant when you see our proxy statements. In April you will understand how seriously we take our responsibilities toward our shareholders.

A. Jones	The shortfall in revenues in the fourth quarter, the $4 million you talked about, is that business that just didn’t occur or business that slipped into the next period? I’m really trying to understand whether the revenue shortfall is a function or the earnings shortfall is a function of not having enough people or too many people.

D. DiNapoli	I’ll take a stab that the $4 million shortfall is probably just deferred to 2005. Except for the one large litigation that I mentioned that actually settled sooner than we thought it was going to settle, a lot of the work was deferred through the holiday period. But smaller cases, not as much, we don’t have as much control on what we can do as we

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have with some of the larger cases when there is hundreds of hours worth of support work that needs to be done regardless of weekends, holidays or other personal commitments that people have.

A. Jones	When you talk about the desire to add more people, given that the utilization rates are below the low end of the band that you described as optimal, I’m wondering whether the existing people could be better utilized or hiring the new people is with the idea that they’ll bring in more revenue so that the existing people can be better utilized.

D. DiNapoli	It’s really a combination of both. We need to do a better job at continuing to upgrade our staff. We brought on a number of very, very talented people that, as Ted mentioned have brought work with them and hit the ground running. We’ve really got to constantly reevaluate our staff complement just to make sure that we’ve got the best staff that we can find so that’s really how we manage the utilization.

To the extent a practice is under-performing we take whatever actions we need to rightsize it as we did back in March of 2004 when the corporate finance practice slowed down significantly and we had a loss of some of the professionals in that practice.

A. Jones	As I recall you said that the utilization rates will be similar in the first quarter. Are you not taking any actions to try to get the utilization rates up?

T. Pincus	That’s a combination of probably higher utilization of existing people and a continued expansion of new people.

A. Jones	Okay, I’m having a hard time reconciling your desire to keep growing the headcount because it doesn’t seem to be achieving kind of the net income impact that we would see, but I’ll have to think about that.

Operator	Our next question comes from Kim Stevens with Synder Capital Management. Please go ahead with your question.

K. Stevens	Hi, Ted. You mentioned in your comments that you wanted to grow billable headcount significantly in 2005 and given that we’re ending the year here you’re saying at the 745 number, could you give me an idea of what you would like to see, what the goal is by the end of 2005 of that number? And then also could you try to give me a little feel for what the breakdown might be per division by restructuring, forensic and economic?

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T. Pincus	At the end of the close of business on Feb 16 when we normally would put all this out and it would be down to the person, etc., etc., and to the practice, we still intend to do that and so you will get the kind of comprehensive guidance on Feb 16 by practice, by headcount, by rate, by utilization. We’re really not prepared to do that today. Our purpose today was to really inform you of differences between what we felt were your expectations and our actual results as fast as we knew them.

With that said, however, we are hoping to increase headcount probably by at least 100 people.

K. Stevens	Alright. Thank you.

Operator	Thank you. Our next question comes from John Palicka with Global Emerging Growth Capital. Please go ahead with your question.

J. Palicka	Yes, thank you. I’m looking to perhaps buy the stock for the first time and I think part of my question has been addressed, but I’m trying to get a better handle. It seems to me from your external driver comment that the stock could be getting a lower beta to the market and that even though you say you don’t, it seems like you’re somewhat contra-cyclical. That is, we should be rooting for either event bankruptcies whether they were energy or real estate or dot.com or we should be rooting for maybe a weaker economy. I’m still not clear how much of your business correlates with a negative economy.

T. Pincus	As best we can tell, the actual correlation for example in the restructuring business is not exactly the economy, but it’s the drivers of the economy which is credit expansion, credit contraction for example.

J. Palicka	Okay, so that would be events then perhaps.

T. Pincus	It could be events. For example it’s obvious that as the economy will continue to improve, the Fed is not stopping its program, at least it hasn’t informed any of us it’s stopping its program of continuing to increase interest rates this year by probably 200 basis points before the year is over. That will start to have an effect on companies whether through their covenants or their simple inability to carry the debt that they have and that happens when the economy can appear to be at its absolute strongest.

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J. Palicka	There’s a lag, yes, I understand. But how much of your business do you think is tied to pure events and then there are bankruptcies where it doesn’t matter what economy there is. It could be that it’s just poorly managed, there’s fraud. Would you say two-thirds of your business is tied to these events, one-third to basic bankruptcy? Do you have any just rough feel?

T. Pincus	Let me go back again, we’re talking now about our corporate finance restructuring practice.

J. Palicka	Yes.

T. Pincus	80% or 85% of that business is restructuring where the rest of it is the new practice areas like the investment bank. That roughly $40 million of business we have now done for five quarters is basically business that is done on a flat level of bankruptcies, troubled companies, etc., without any major significant new events.

J. Palicka	I see, okay, so that gives me a good feel. Now one final question. Are there synergies or does it make sense to split apart the company? Do they all have the same weighted average cost of capital or does for example forensics have a lower one? And the reason I’m getting at that by spinning off these and getting cash you could obviously then leverage up your more lucrative areas.

T. Pincus	They’re reasonably similar in that the only capital that’s really required in these businesses short of the small amount of technology business we have is working capital and there we manage working capital for the company taken as a whole and they’re pretty similar in terms of their collection cycles or their billed receivables so I’m afraid that they don’t have significantly different cost of capital to operate.

J. Palicka	I see. Okay, well thank you very much.

Operator	Thank you. Our next question comes from Michelle Stein with Neuberger Berman. Please go ahead with your question.

M. Stein	Hi. I have a question. If the fourth quarter, it was just mentioned that some of the shortfall in the fourth quarter gets deferred to ‘05. I’m still a little bit confused as to why ‘05 seems to be a more sanguine year than you had thought before, it seems to be the number’s coming down a little bit of your expectations. If this business is coming the new hires are supposed to be making more of a contribution. Can you share a little bit of your outlook as to why you feel that that’s your outlook?

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T. Pincus	Well it clearly is what we hope will turn out to be a conservative outlook.

M. Stein	Okay, but the outlook is a little bit less if I’m understanding where your outlook was before.

T. Pincus	It depends on your expectations. If you look at the upper end of the revenue expectation, that’s about 12.5% and during the times that we have visited with many of you, we’ve talked about our business really being in the revenue of 10% to 12% range for a quite a while. It’s been a long time since we have talked about a 15% revenue growth. And the upper end of the bottom line results are nearly 20% which really we hope to achieve it of course and which would be quite good performance by almost any standard.

M. Stein	And also one other question is Jack mentioned that now it’s time to make the new hires begin to pay. How do you do that? What are you going to do in a sense differently or what are your initiatives that are going to begin to translate some of the new hires into more business?

J. Dunn	Well, we have been active over the last two quarters so it’s time for those people to have matured and we monitor what their business mix is. Some people at the end of that time leave, some people have hit stride so it’s a question of really rather than make them pay, it’s now the time when we should start to see them begin to mature and you should see those results as I say over the first couple of quarters from the people that we hired last year.

M. Stein	Okay. Thank you.

Operator	Thank you. Management, at this time we have no further questions. Please continue.

J. Dunn	There was one question asked that I don’t want to leave unaddressed and that was when is it time for the shareholder. All of management are shareholders, all of our Board are shareholders, significant shareholders, there’s no question that’s more important to us than the benefit of our stakeholders, our shareholders.

We have over the last year, over the last five quarters or so, we have I think dealt with a flat market in what was 80% of our business and is now 40% of our business. I think the shareholder starts to reap the benefits of that as that market turns and nobody can predict the day, but with debt rates, issuance rates where they are, it’s coming.

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The shareholder benefits when we’re able to buy companies at a good price and able to take them from the traditional mode of where they may have utilization rates of 60% and 65% and move them over time to our traditional standards of more like 75% and 80%. That doesn’t happen over night.

It’s sometimes a cultural change. It’s sometimes a bigger issue, but as we do those things and improve our company, if we can get some help from the market for our restructuring people who have done a good job of hanging in there. As KPMG and our forensic litigation group gains traction, which it will, and as our economic offering also is a benefit of the economy I think you will start to see the benefits of all that for our shareholders. That’s the only reason we’ve done any of this. We monitor that and that’s our raison d’etre and I think that this will be a year where there will be some good returns for our shareholders.

With that I’d like to thank you and we’ll talk again on February the 17th. Thank you.

Operator	Ladies and gentlemen, this concludes the FTI Consulting Preliminary 2004 Results conference call. If you’d like to listen to a replay of today’s conference, please dial into 1-800-405-2236 or 303-590-3000 and use the access code of 11023170.

We thank you for your participation. You may now disconnect and thank you for using ACT Teleconferencing.

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